As filed with the United States Securities and Exchange Commission on June 28, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BJ’S WHOLESALE CLUB HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	45-2936287
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Research Drive

Westborough, Massachusetts 01581

(774) 512-7400

(Address, including zip code, of principal executive offices)

BJ’S WHOLESALE CLUB HOLDINGS, INC. 2018 INCENTIVE AWARD PLAN

FOURTH AMENDED AND RESTATED 2011 STOCK OPTION PLAN OF BJ’S WHOLESALE CLUB HOLDINGS, INC.

(F/K/A BEACON HOLDING INC.)

2012 DIRECTOR STOCK OPTION PLAN OF BJ’S WHOLESALE CLUB HOLDINGS, INC.

(F/K/A BEACON HOLDING INC.)

BJ’S WHOLESALE CLUB HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Christopher J. Baldwin

President & Chief Executive Officer

25 Research Drive

Westborough, Massachusetts 01581

(774) 512-7400

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Howard A. Sobel Gregory P. Rodgers Ryan K. deFord Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 751-4864	Graham N. Luce 25 Research Drive Westborough, Massachusetts 01581 (774) 512-7400

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,”

“accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	13,148,058 (2)	$17.00 (6)	$223,516,986	$27,827.86
Common stock, $0.01 par value per share	6,510,560 (3)	$4.91 (7)	$31,966,850	$3,979.87
Common stock, $0.01 par value per share	73,500 (4)	$4.02 (8)	$295,470	$36.79
Common stock, $0.01 par value per share	5,838,084 (5)	$17.00 (6)	$99,247,428	$12,356.30
Total	25,570,202	—	$355,026,734	$44,200.83

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”) of BJ’s Wholesale Club Holdings, Inc. (including its consolidated subsidiaries, the “Company”) issuable under the BJ’s Wholesale Club Holdings, Inc. 2018 Incentive Award Plan (the “2018 Incentive Award Plan”), the Fourth Amended and Restated 2011 Stock Option Plan of BJ’s Wholesale Club Holdings, Inc. (f/k/a Beacon Holding Inc.), as amended (the “2011 Stock Option Plan”), the 2012 Director Stock Option Plan of BJ’s Wholesale Club Holdings, Inc. (f/k/a Beacon Holding Inc.), as amended (the “2012 Director Stock Option Plan”) and the BJ’s Wholesale Club Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”), which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Represents 13,148,058 shares of Common Stock authorized for issuance under the 2018 Incentive Award Plan, including 985,369 shares reserved but not issued under our 2011 Stock Option Plan and 2012 Director Stock Option Plan.

(3)	Represents 6,510,560 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2011 Stock Option Plan. No further grants will be made under the 2011 Stock Option Plan.

(4)	Represents 73,500 shares of Common Stock reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the 2012 Director Stock Option Plan. No further grants will be made under the 2012 Director Stock Option Plan.

(5)	Represents 5,838,084 shares of Common Stock authorized for issuance under the ESPP, which number consists of (a) 973,014 shares of Common Stock initially available for future grants under the ESPP and (b) up to an additional 4,865,070 shares of Common Stock that may become issuable under the ESPP pursuant to its terms.

(6)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2018 Incentive Award Plan and the 2018 ESPP is based upon the initial public offering price of the Common Stock ($17.00 per share).

(7)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2011 Stock Option Plan.

(8)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2012 Director Stock Option Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to item (a) below and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to item (b) below, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)    the Company’s prospectus filed with the Commission on June 28, 2018, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-224994); and

(b)    the description of the Company’s Common Stock contained in the prospectus included in the Company’s registration statement on Form S-1, as amended (File No. 333-224994), which description is incorporated by reference into the Form 8-A filed with the Commission on June 25, 2018 (File No. 001-38559), together with any amendment or report thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Company’s certificate of incorporation contains a provision which eliminates directors’ personal liability as set forth above.

The Company’s certificate of incorporation and bylaws provide that the Company shall indemnify its directors and officers to the extent permitted by the DGCL. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

The Company has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its officers and directors. In addition, the Company has entered into indemnification agreements with its directors and officers. These indemnification agreements may require us, among other things, to indemnify each such director or officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or officer in any action or proceeding arising out of his or her service as one of the Company’s directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1*	Form of Restated Certificate of Incorporation of the Company (to be effective upon the consummation of the Company’s initial public offering of its Common Stock).

4.2*	Form of Restated Bylaws (to be effective upon the consummation of the Registrant’s initial public offering of its Common Stock).

4.3	Stockholder’s Agreement by and among the Company, Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., Beacon Coinvest LLC and CVC Beacon LP (formerly known as CVC Beacon LLC), dated as of September 30, 2011 (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-224994) filed on May 17, 2018).

4.3(a)	Amendment No. 1 to Stockholders’ Agreement by and among the Company, Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., Beacon Coinvest LLC and CVC Beacon LP (formerly known as CVC Beacon LLC), dated as of September 1, 2015 (incorporated herein by reference to Exhibit 4.1(a) to the Company’s Registration Statement on Form S-1 (File No. 333-224994) filed on May 17, 2018).

4.3(b)*	Form of Amended and Restated Stockholders Agreement (to be effective upon the consummation of the Registrant’s initial public offering of its Common Stock).

4.4	Management Stockholder’s Agreement among the Company, Green Equity Investors V, L.P., Green Equity Investors Side V, L.P., Beacon Coinvest LLC and the Management Stockholders thereto, dated as of September 30, 2011 (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-224994) filed on May 17, 2018).

4.5*	Form of Voting Agreement (to be effective upon the consummation of the Registrant’s initial public offering of its Common Stock).

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for BJ’s Wholesale Club Holdings, Inc.

23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

Exhibit Number	Description of Exhibit

99.1*	BJ’s Wholesale Club Holdings, Inc. 2018 Incentive Award Plan, effective as of June 27, 2018.

99.2	Fourth Amended and Restated 2011 Stock Option Plan of BJ’s Wholesale Club Holdings, Inc. (f/k/a Beacon Holding Inc.), as amended, effective as of March 24, 2016 (incorporated herein by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-224994) filed on June 18, 2018).

99.3*	Form of Amendment to the Fourth Amended and Restated 2011 Stock Option Plan of BJ’s Wholesale Club Holdings, Inc. (to be effective upon the consummation of the Registrant’s initial public offering of its Common Stock).

99.4	2012 Director Stock Option Plan of BJ’s Wholesale Club Holdings, Inc. (f/k/a Beacon Holding Inc.), as amended, effective as of April 13, 2012 (incorporated herein by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1 (File No. 333-224994) filed on June 18, 2018).

99.5*	Form of Amendment to the 2012 Director Stock Option Plan of BJ’s Wholesale Club Holdings, Inc. (f/k/a Beacon Holding Inc.) (to be effective upon the consummation of the Registrant’s initial public offering of its Common Stock).

99.6*	BJ’s Wholesale Club Holdings, Inc. Employee Stock Purchase Plan, as amended, effective as of June 27, 2018.

*	Filed herewith.

Item 9.	Undertakings.

(a)    The undersigned Company hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the Registration Statement is on Form S-8, and the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on this 28th day of June, 2018.

BJ’S WHOLESALE CLUB HOLDINGS, INC.

By:	/s/ Christopher J. Baldwin
Christopher J. Baldwin
Chairman, President & Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert W. Eddy and Graham N. Luce, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher J. Baldwin Christopher J. Baldwin	Chairman, President, Chief Executive Officer and Director (principal executive officer)	June 28, 2018

/s/ Robert W. Eddy Robert W. Eddy	Executive Vice President, Chief Financial and Administrative Officer (principal financial officer)	June 28, 2018

/s/ Laura L. Felice Laura L. Felice	Senior Vice President, Controller (principal accounting officer)	June 28, 2018

/s/ Cameron Breitner Cameron Breitner	Director	June 28, 2018

/s/ Nishad Chande Nishad Chande	Director	June 28, 2018

/s/ J. Kristofer Galashan J. Kristofer Galashan	Director	June 28, 2018

/s/ Lars Haegg Lars Haegg	Director	June 28, 2018

/s/ Ken Parent Ken Parent	Director	June 28, 2018

/s/ Jonathan A. Seiffer Jonathan A. Seiffer	Director	June 28, 2018

/s/ Christopher J. Stadler Christopher J. Stadler	Director	June 28, 2018

/s/ Robert Steele Robert Steele	Director	June 28, 2018

/s/ Tommy Yin Tommy Yin	Director	June 28, 2018

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